As filed with the Securities and Exchange Commission on April 18, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0100303 (I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300
Carlsbad, California 92008
(Address of Principal Executive Offices)

Rubio’s Restaurants, Inc. 1999 Stock Incentive Plan
(Full Title of the Plan)

Mr. John Fuller
Chief Financial Officer
1902 Wright Place, Suite 300
Carlsbad, California 92008
Telephone: (760) 929-8226
Facsimile: (760) 929-8203
(Name and Address of Agent For Service)

Copy to:
Alan Jacobs, Esq.
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	282,772	$9.275	$2,622,710.30	$280.63

(1) This registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the 1999 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based on the average of the high and low prices per share of the registrant’s common stock on April 12, 2006 as reported on the Nasdaq National Market.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 25, 2005; and

(b)	The description of our common stock contained in the registration statement on Form 8-A (Registration No. 000-26125) filed with the Commission on May 18, 1999.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for us by Heller Ehrman LLP, San Diego, California. Craig S. Andrews, a company director, is a shareholder of Heller Ehrman LLP. Mr. Andrews holds 8,503 shares of our common stock and options to purchase 60,000 shares of our common stock. Mr. Andrews also beneficially owns 6,241 shares of common stock held in an individual retirement account by Bear Sterns as custodian. Mr. Andrews' children own an aggregate of 4,680 shares of our common stock. Mr. Andrews disclaims beneficial ownership of the 4,680 shares held by his children.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against them and incurred by them arising out of their capacity or status as directors and officers, whether or not we would have the power to indemnify our directors and officers against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article VII of our Restated Bylaws generally provides that we shall indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law and that we shall advance, prior to the final disposition of any proceeding, promptly following a request, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified by us. Under Article V, Section B of our Third Amended and Restated Certificate of Incorporation, to the extent permitted by applicable law, we may indemnify our directors and officers through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to us, our stockholders or others.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section A of our Third Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that the indemnification does not eliminate or limit the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

We have also entered into indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our Restated Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have in force directors and officers liability insurance that insures directors and officers of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Heller Ehrman LLP.
10.1*	1999 Stock Incentive Plan, as amended.
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.3	Consent of Heller Ehrman LLP (filed as a part of Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
__________________________

*	Incorporated by reference to Exhibit 10.54 to our annual report on Form 10-K filed with the Commission on March 24, 2004, as amended on April 6, 2005.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.13 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, state of California, on this 18th day of April, 2006.

Rubio’s Restaurants, Inc.

By:	/s/ Ralph Rubio
Ralph Rubio Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of Rubio’s Restaurants, Inc. whose signature appears below constitutes and appoints Ralph Rubio, Chief Executive Officer, and John Fuller, Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Ralph Rubio	Chief Executive Officer and Chairman of the Board of Directors	April 18, 2006
Ralph Rubio	(principal executive officer)

/s/ John Fuller	Chief Financial Officer
John Fuller	(principal financial and accounting officer)	April 18, 2006

/s/ Kyle A. Anderson	Director	April 18, 2006
Kyle A. Anderson

/s/ Craig S. Andrews	Director	April 18, 2006
Craig S. Andrews

/s/ William R. Bensyl	Director	April 18, 2006
William R. Bensyl

/s/ Jack W. Goodall	Director	April 18, 2006
Jack W. Goodall

/s/ Loren C. Pannier	Director	April 18, 2006
Loren C. Pannier

/s/ Timothy J. Ryan	Director	April 18, 2006
Timothy J. Ryan

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Heller Ehrman LLP.
10.1*	1999 Stock Incentive Plan, as amended.
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.3	Consent of Heller Ehrman LLP (filed as a part of Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
__________________________

*	Incorporated by reference to Exhibit 10.54 to our annual report on Form 10-K filed with the Commission on March 24, 2004, as amended on April 6, 2005.